Exhibit 99.1

NEWS RELEASE

Tarsus Pharmaceuticals and LianBio Announce Strategic Partnership to Develop and Commercialize TP-03 in Greater China for the Treatment of Demodex Blepharitis and Meibomian Gland Disease

Deal expands access to TP-03 for approximately 40 million patients with Demodex blepharitis and 70 million patients with Meibomian Gland Disease in China, the world’s second largest healthcare market

IRVINE, Calif., Shanghai, and Princeton, NJ March 29, 2021 - Tarsus Pharmaceuticals, Inc. (NASDAQ: TARS), a late clinical-stage biopharmaceutical company, and LianBio, a biotechnology company dedicated to bringing paradigm-shifting medicines to patients in China and major Asian markets, today announced a strategic partnership to develop and commercialize TP-03 in Greater China (mainland China, Hong Kong, Taiwan, and Macau). TP-03 is a first-in-class investigational therapeutic in development for the treatment of Demodex blepharitis and Meibomian Gland Disease (MGD), eye conditions with significant unmet treatment needs.

As part of this strategic partnership, LianBio will obtain exclusive rights to develop and commercialize TP-03 in Greater China, and Tarsus will receive a $15 million upfront payment. Tarsus may also receive up to $185 million in development and commercialization milestones, including $10 million by June 30, 2021, and $45 million over the next 12 months for anticipated near term clinical milestones. Tarsus will also be eligible to receive tiered low double-digit royalties based on sales of TP-03 in Greater China and will receive a minority equity stake in LianBio Ophthalmology, which will vest upon the achievement of certain development and commercialization milestones by Tarsus. Tarsus plans for this near-term non-dilutive capital to support development of TP-03 in Demodex blepharitis and MGD and its robust pipeline, which includes its TP-04 and TP-05 programs that are focused on areas of high unmet medical need, including rosacea, Lyme disease, and malaria.

“We are thrilled to partner with LianBio to expand access to TP-03 in China, enabling us to advance our mission of revolutionizing treatments for patients in need, starting with eye care,” said Bobak Azamian, MD, PhD, Chief Executive Officer at Tarsus. “With an exceptionally seasoned team and growing pipeline, we believe LianBio is well positioned to successfully commercialize TP-03 in Greater China. We look forward to expanding our global footprint in the second largest healthcare market in the world to deliver a much-needed treatment for patients with Demodex blepharitis and Meibomian Gland Disease.”

“With more than 100 million estimated Demodex blepharitis and Meibomian Gland Disease patients in China, and compelling data consistently generated across four Phase 2 clinical trials, we’ve selected TP-03 to anchor LianBio’s ophthalmology portfolio,” said Konstantin Poukalov, Managing Director, Perceptive Advisors and Executive Chairman, LianBio. “We continue to take a targeted approach to building the LianBio pipeline with innovative drugs that can improve the lives of patients who currently have inadequate treatment options. Our partnership with Tarsus will expand our reach into new areas of high unmet medical need in the region.”

About TP-03

TP-03 (lotilaner ophthalmic solution, 0.25%) is a novel, investigational therapeutic designed to target and eradicate Demodex mites. It is a potent, non-competitive antagonist of insect and arachnid GABA-Cl channels and a highly lipophilic molecule, which may promote its uptake in the oily sebum of the hair follicle where the mites reside. Tarsus has completed four Phase 2 clinical trials of TP-03 in Demodex blepharitis, all of which met their respective endpoints with no significant adverse events nor any events leading to treatment discontinuation. TP-03 is currently being evaluated in the Saturn-1 pivotal Phase 2b/3 trial. If approved, TP-03 may offer treatment for millions of patients around the world with Demodex blepharitis.

About Demodex Blepharitis

Blepharitis is a common ocular condition that is characterized by inflammation of the eyelid margin, redness and ocular irritation. Demodex blepharitis is caused by infestation of Demodex mites, the most common ectoparasite found on humans. Demodex mites cause approximately 45% of blepharitis, or about 9 million cases in the US and the number may be as high as approximately 25 million based on Tarsus’ internal research indicating about 58% of patients presenting to eye care clinics have collarettes, a pathognomonic sign of Demodex infestation, and a published study estimating that at least 45 million people annually visit an eye care clinic. Currently, there are no FDA-approved treatments for Demodex blepharitis.

About Meibomian Gland Disease (MGD)

The Meibomian glands in the eyelids secrete lipids that form the superficial layer of tear film in the eyes. MGD is characterized, in part, by a widespread clogging of these glands, which may alter the tear film and lead to eye irritation, inflammation and ocular surface disease. There are no approved therapeutics for MGD, which is one of the leading causes of dry eye disease. Clinical signs of MGD have been shown to be correlated with infestation of one species of Demodex mite, Demodex brevis. TP-03 is being investigated as a potential treatment to relieve some of the key elements of MGD by eliminating the Demodex brevis mites.

About Tarsus Pharmaceuticals, Inc.

Tarsus Pharmaceuticals, Inc. is a late clinical-stage biopharmaceutical company that applies proven science and new technology to revolutionize treatment for patients, starting with eye care. It is advancing its pipeline to address a number of diseases with high unmet need across a range of therapeutic categories, including eye care, dermatology, and infectious disease prevention. Its lead product candidate, TP-03, is a novel therapeutic in Phase 2b/3 for the treatment of Demodex blepharitis. TP-03 is also being developed for the treatment of Meibomian Gland Disease.

About LianBio

LianBio’s mission is to catalyze the development and accelerate availability of paradigm-shifting medicines to patients in China and major Asian markets through partnerships that provide access to the best science-driven therapeutic discoveries. LianBio collaborates with world-class partners across a diverse array of therapeutic and geographic areas to build out a pipeline based on disease relevance and the ability to impact patients with transformative mechanisms and precision-based therapeutics. For more information, please visit www.lianbio.com.

Forward-Looking Statements

Statements in this press release about future expectations, plans and prospects, as well as any other statements regarding matters that are not historical facts, may constitute “forward-looking statements.” These statements include statements regarding the receipt by Tarsus of payments and achievement and timing of milestones under the terms of the collaboration, the ability of LianBio to commercialize TP-03 in the Greater China territory, the market size for TP-03, future events and Tarsus’ plans for and the anticipated benefits of its product candidates including TP-03, the timing, objectives and results of the clinical studies and anticipated regulatory and development milestones. The words, without limitation, “believe,” “contemplate,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “might,” “plan,” “potential,” “predict,” “project,” “should,” “target,” “will” or “would” or the negative of these terms or other similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these or similar identifying words. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, and are detailed from time to time in the reports Tarsus files with the Securities and Exchange Commission, copies of which are posted on its website and are available from Tarsus without charge. However, new risk factors and uncertainties may emerge from time to time, and it is not possible to predict all risk factors and uncertainties. Accordingly, readers are cautioned not to place undue reliance on these forward-looking statements. Any forward-looking statements contained in this press release are based on the current expectations of Tarsus’ management team and speak only as of the date hereof, and Tarsus specifically disclaims any obligation to update any forward-looking statement, whether as a result of new information, future events or otherwise.

Contacts:

Tarsus Pharmaceuticals

Media Contact:

SuJin Oh

Shop PR

(917) 841-5213

sujin@shop-pr.com

Investor Contact:

Patti Bank

Westwicke Partners, an ICR company

(415) 513-1284

IR@tarsusrx.com

LianBio

Elizabeth Anderson, VP Communications and Investor Relations

(646) 655-8390

elizabeth.anderson@lianbio.com